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                                                                     EXHIBIT 5.1


INTERNAL REVENUE SERVICE                        DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
31 HOPKINS PLAZA
BALTIMORE, MD  21201-0000

                                                Employer Identification Number:
Date: January 02, 1996                                   51-0286861
                                                File Folder Number:
                                                         521022076
SCM GLIDCO ORGANICS CORPORATION                 Person to Contact:
  C/O HANSON INDUSTRIES                                  SYLVAN J OPPENHEIMER
C/O A. DOUGLAS P. CRAIG, ESQ.                   Contact Telephone Number:
CRAIG & ELLS                                             (410) 962-3645
28 WEST 44TH STREET, SUITE 1603
NEW YORK, NY 10036                              Plan Name:
                                                 SCM GLIDCO ORGANICS CORP.
RETIREMENT
                                                SAVINGS & INVESTMENT PLAN
                                                Plan Number: 003

Dear Applicant:

        We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

        Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

        The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

        This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

        This determination is subject to your adoption of the proposed amendments submitted in your letter dated November 9, 1995. The proposed amendments should be adopted on or before the date described by the regulations under Code section 401(b).

        This determination letter is applicable for the amendment(s) adopted on November 14, 1994.

        This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.


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        This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

        This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits rights and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefitting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

        This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465.

        If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                       Sincerely yours,

                                       Paul M. Harrington
                                       District Director

Enclosures(s)
Publication 794




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